Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS FOURTH QUARTER 2007 EARNINGS INCREASE 48 PERCENT
Operating Income Reaches New High on 18 Percent Revenue Growth
Dallas, February 27, 2008 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended December 31, 2007:
•	Total revenues for the quarter were $60.4 million, up 18.1 percent compared to $51.2 million in the same period last year. Software-related revenues (software licenses, software services, subscriptions and maintenance) grew in the aggregate 20.4 percent for the quarter.

•	Operating income was $9.6 million, a 53.2 percent increase compared with operating income of $6.3 million in the same quarter of 2006.

•	Net income increased 48.2 percent to $6.2 million, or $0.15 per diluted share, compared to net income for the three months ended December 31, 2006 of $4.2 million, or $0.10 per share.

•	Free cash flow rose 158 percent to $8.5 million (cash provided by operating activities of $9.6 million minus capital expenditures of $1.1 million). For the fourth quarter of 2006, free cash flow was $3.3 million (cash provided by operating activities of $4.1 million minus capital expenditures of $833,000).

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $13.0 million, a 47.2 percent increase over EBITDA of $8.8 million for the fourth quarter of 2006.

•	Gross margin was 40.4 percent, compared to 39.6 percent in the quarter ended December 31, 2006.

•	Selling, general and administrative expenses were $13.3 million (22.0 percent of revenues), compared to $12.8 million (25.0 percent of revenues) in the same quarter last year.

•	Share-based compensation expense for the fourth quarter under FAS 123R totaled $660,000, of which $69,000 was included in cost of revenues and $591,000 was included in selling, general and administrative expenses. For the fourth quarter of 2006, share-based compensation expense was $431,000, of which $37,000 was included in cost of revenues and $394,000 was included in selling, general and administrative expenses.
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Tyler Technologies Reports Fourth Quarter 2007
Earnings Increase 48 Percent
February 27, 2008

•	Total backlog was $250.1 million at December 31, 2007, compared to $205.9 million at December 31, 2006. Software-related backlog (excluding appraisal services) grew year-over-year by $39.3 million, or 21.4 percent, to $222.5 million at December 31, 2007.

•	Tyler is debt free and ended the fourth quarter of 2007 with $55.7 million in cash, short-term investments and restricted investments. The Company repurchased 360,600 shares of its common stock during the quarter at an aggregate cost of $5.0 million. For the year ending December 31, 2007, the Company repurchased 1,249,720 shares of its common stock at an aggregate cost of $16.2 million.
Revenues for the year ended December 31, 2007 increased 12.5 percent to $219.8 million from $195.3 million in 2006. Operating income for the year 2007 increased 23.0 percent to $26.8 million, compared to $21.8 million in 2006. Net income for the year ended December 31, 2007 was $17.5 million, or $0.42 per diluted share, compared to net income of $14.4 million, or $0.34 per share, for the comparable period of 2006.
For the year ended December 31, 2007, free cash flow increased 34.6 percent to $30.3 million (cash provided by operating activities of $34.1 million minus capital expenditures of $3.8 million), compared to free cash flow of $22.5 million (cash provided by operating activities of $26.8 million minus capital expenditures of $4.3 million) for the same period of 2006.
“Tyler finished 2007 on positive note with very solid results for the fourth quarter and the full year,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “In fact, the fourth quarter of 2007 was the best quarter in the company’s history by many measures. Total revenues for the quarter grew 18 percent from last year and achieved a new quarterly high, while quarterly software license revenues also were the highest in our history. We also experienced a 48 percent increase in our subscription-based revenues. Our revenue growth, combined with improved gross margins and leverage of SG&A costs, resulted in a 53 percent increase in fourth quarter operating income, and our earnings per share of $0.15 represents a 50 percent increase over 2006.
“For the full year 2007, our total revenue growth of 13 percent was in line with our expectations. Although software license revenues were off 5.9 percent from 2006, our subscription-based revenues increased 42.6 percent. These “software as a service” revenues, which include our hosted application service provider model, accounted for less than five percent of our 2007 revenues, but represented our fastest-growing revenue line. The revenue mix, together with significant additions to our development and implementation staff to deliver our growing backlog, put pressure on our gross margin, which was basically flat with 2006.
“Perhaps more importantly, Tyler’s 2007 free cash flow of $30.3 million grew nearly 35 percent over last year and exceeded GAAP net income by more than 73 percent,” Mr. Marr continued. “We ended the year with a very healthy balance of cash and investments of nearly $56 million, after investing more than $23 million of cash in acquisitions and company stock repurchases during 2007.
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Tyler Technologies Reports Fourth Quarter 2007
Earnings Increase 48 Percent
February 27, 2008

“We entered 2008 with a positive outlook and a great deal of enthusiasm. New business signings were very strong in the fourth quarter, and we began 2008 with a record high backlog of $250 million of signed contracts and a rapidly growing base of recurring revenues. We believe our competitive position is stronger than ever, and we are seeing a market environment that is generally positive. In addition, we have closed two acquisitions in early 2008, VersaTrans and Schoolmaster, which bolster our presence in the education market with new products and an expanded customer base.
“We continue to expect that Tyler will experience solid results during 2008 in line with our long-term growth objectives, and our current outlook remains consistent with the preliminary guidance we issued earlier this month,” Mr. Marr noted. “We look forward to expanding revenue, gross margins, earnings and cash flow in 2008, while making substantial investments in both existing and new products, including our joint development partnership with Microsoft. Consistent with our historical trends, we expect that first quarter 2008 earnings will not reach the level achieved in the fourth quarter of 2007, and that more than 60 percent of our annual earnings will come in the second half of 2008.”
Annual Guidance for 2008
Total revenues for 2008 are currently expected to be in the range of $259 million to $265 million. Tyler expects to have diluted earnings per share of approximately $0.49 to $0.53. These estimates include assumed pretax expense for the year of approximately $2.9 million, or $0.06 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2008 will be approximately 38.1 percent.
Tyler expects that free cash flow for the year 2008 will be between $34.0 million and $41.0 million (cash provided by operations of $39.5 million to $45.5 million minus capital expenditures of between $4.5 million and $5.5 million).
Tyler Technologies will hold a conference call on Thursday, February 28 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (866) 550-6338 for U.S. dialers and (374) 284-6930 for international dialers. Please reference passcode 4252917. A replay of the call will be available two hours after the completion of the call through March 6, 2008. To access the replay, please dial (888) 203-1112 for U.S. dialers and (719) 457-0820 for international dialers and reference passcode 4252917. A live Webcast of the call can be accessed on the Company’s Web site at www.tylertech.com and reference passcode 4252917. A replay will also be available on Tyler’s Web site following the conference call.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 8,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” by Forbes Magazine and one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.
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Tyler Technologies Reports Fourth Quarter 2007
Earnings Increase 48 Percent
February 27, 2008

Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends, and future prospects of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
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TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$9,642	$17,212
Restricted cash equivalents	4,462	4,962
Short-term investments available-for-sale	41,590	19,543
Accounts receivable, net	63,965	58,188
Other current assets	9,050	9,190
Deferred income taxes	2,355	2,579

Total current assets	131,064	111,674

Accounts receivable, long-term portion	398	1,675
Property and equipment, net	9,826	7,390

Other assets:
Goodwill and other intangibles, net	100,045	99,371
Other	175	166

Total assets	$241,508	$220,276

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$22,860	$22,798
Deferred revenue	73,714	62,387

Total current liabilities	96,574	85,185

Deferred income taxes	7,723	9,216
Shareholders’ equity	137,211	125,875

Total liabilities and shareholders’ equity	$241,508	$220,276

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Software licenses	$10,632	$9,558	$35,063	$37,247
Subscriptions	3,134	2,115	10,406	7,298
Software services	16,070	12,927	60,283	50,861
Maintenance	22,885	19,193	85,411	73,413
Appraisal services	4,804	5,028	21,318	19,755
Hardware and other	2,895	2,334	7,315	6,729

Total revenues	60,420	51,155	219,796	195,303

Cost of revenues:
Software licenses	2,135	2,386	7,953	9,968
Acquired software	1,031	353	2,279	1,360
Software services, maintenance and subscriptions	27,316	23,052	104,993	90,601
Appraisal services	3,127	3,317	14,467	13,563
Hardware and other	2,375	1,808	5,679	5,007

Total cost of revenues	35,984	30,916	135,371	120,499

Gross profit	24,436	20,239	84,425	74,804

Selling, general and administrative expenses	13,276	12,812	51,724	48,389
Research and development expense	1,177	827	4,443	3,322
Amortization of customer and trade name intangibles	403	345	1,478	1,318

Operating income	9,580	6,255	26,780	21,775
Other income, net	548	477	1,800	1,080

Income before income taxes	10,128	6,732	28,580	22,855
Income tax provision	3,938	2,555	11,079	8,493

Net income	$6,190	$4,177	$17,501	$14,362

Earnings per common share:
Basic	$0.16	$0.11	$0.45	$0.37

Diluted	$0.15	$0.10	$0.42	$0.34

EBITDA (1)	$13,010	$8,839	$38,018	$31,687

Weighted average common shares outstanding:
Basic	38,757	38,851	38,735	38,817
Diluted	40,358	42,163	41,352	41,868

(1)	Reconciliation of EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income	$6,190	$4,177	$17,501	$14,362
Amortization of customer and trade name intangibles	403	345	1,478	1,318
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	3,013	2,165	9,733	8,784
Interest income included in other income, net	(534)	(403)	(1,773)	(1,270)
Income tax provision	3,938	2,555	11,079	8,493

EBITDA	$13,010	$8,839	$38,018	$31,687